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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated February 1, 2006, is by and among Eddins-Walcher Company, a Texas corporation (“Buyer”) (an indirectly wholly owned subsidiary of United Fuel & Energy Corporation, a Nevada corporation), Queen Oil & Gas Company, a New Mexico corporation (“Seller”), and each stockholder of Seller named on the signature page to this Agreement (the “Stockholders” and, together with Seller, the “Seller Parties” and, together with Buyer, the “Parties”). United Fuel & Energy Corporation, a Nevada corporation (“UFE”) joins in this Agreement solely for the purposes set forth in Section 1.4(h).

RECITALS

A. Seller is engaged in the gasoline distribution and fuel supply business (the “Business”).

B. The Seller Parties desire that Seller sell to Buyer, and Buyer desires to purchase from Seller, certain of the assets and properties Seller uses in operating the Business, all on the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, the respective representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

ARTICLE 1
PURCHASE AND SALE OF ASSETS
1.1 Purchase and Sale of Assets.

(a) Purchased Assets. At the Closing (as hereinafter defined), Buyer shall purchase from Seller, and Seller shall transfer and deliver to Buyer, all right, title and interest in and to Seller’s: (i) Owned Real Property (as defined in Section 3.17) and assumed leaseholds and subleaseholds on premises, all improvements, fixtures and fittings thereon and easements, rights-of-way and other appurtenances thereto; (ii) the tangible personal property set forth, (A) on Schedule 1.1(a)(ii)(A) in the disclosure memorandum dated as of the date of this Agreement and delivered by Seller to Buyer in connection with the execution hereof (the “Seller Disclosure Memorandum”), which reflects the personal property as of September 8, 2005, (B) on Schedule 1.1(a)(ii)(B) in the Seller Disclosure Memorandum, which reflects the personal property acquired by Seller from September 8, 2005 until the date of this Agreement (the “Added Personal Property”) and (C) on Schedule 1.1(a)(ii)(C) in the Seller Disclosure Memorandum, which reflects the personal property acquired by Seller from the date of this Agreement until the Closing or which the parties have otherwise agreed to add (which shall be supplemented and incorporated into this Agreement prior to Closing by mutual agreement of the parties) (the “Final Added Personal Property”); (iii) Intellectual Property (as defined in Section 3.13), but which does not include the tradename or the right to use the tradename “Drifters,” goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof and rights to protection of interests therein under the laws of all jurisdictions; (iv) any contracts, agreements, arrangements, commitments, instruments, documents or similar understandings (whether written or oral), including leases, subleases and rights thereunder (“Contracts”) of or benefiting Seller which are specifically identified in the Seller Disclosure Memorandum and all rights and benefits under or arising out of such Contracts (“Assumed Contracts”); (v) accounts receivable; (vi) securities; (vii) claims, deposits, prepayments, refunds, causes of action, chooses in action and rights of recovery, set off and recoupment; (viii) permits, licenses, certificates, waivers, notices and similar authorizations (“Permits”) obtained or applied for by or on behalf of Seller from, pursuant to or in connection with any Governmental Body, Law or Order (as those terms are defined in Section 3.3); (ix) books, records, ledgers, files, documents, correspondence, advertising and promotional materials, studies, reports and other written materials; and (x) goodwill, if any, associated with the Purchased Assets; save and except the Excluded Assets (as hereinafter defined) (all of the foregoing, collectively, the “Purchased Assets”).

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(b) Excluded Assets. The Purchased Assets will exclude the following (collectively, the “Excluded Assets”), which shall remain Seller’s property immediately following the Closing: (i) the corporate charter, qualifications to conduct business as a foreign corporation, and the minute books, stock transfer books and similar documents or records relating to the organization, maintenance and existence of Seller as a corporation; (ii) any of Seller’s rights under this Agreement, each Contract or writing executed or delivered in connection with this Agreement and each amendment or supplement to any of the foregoing (including this Agreement, the “Transaction Documents”); (iii) all of Seller’s cash on hand as of the close of business on the day before the Closing Date; (iv) any asset specifically identified in the Seller Disclosure Memorandum; or (v) any Contract specifically identified in the Seller Disclosure Memorandum.

1.2 Liabilities.

(a) Liabilities Which Are Not Assumed. Buyer shall not assume or have any responsibility with respect to, any liabilities or obligations of any Seller Party other than as specifically set forth herein, including, without limitation, any liabilities or obligations: (i) for taxes of any kind whatsoever; (ii) for costs and expenses incurred in connection with negotiating the Transaction Documents and performing the transactions contemplated thereby (the “Transactions”); (iii) under any Transaction Document; (iv) liabilities reflected or reserved against on the Most Recent Balance Sheet (as defined in Section 3.4); (v) liabilities arising after the Balance Sheet Date (as defined in Section 3.4); and (vi) obligations or liabilities under the Assumed Contracts arising or accruing prior to the Closing Date.

(b) Assumed Contracts. Buyer shall assume Seller’s obligations under the Assumed Contracts which arise from and after the Closing Date.

1.3 Closing. The closing of the purchase and sale of the Purchased Assets (the “Closing”) will take place at the offices of the Buyer in Midland, Texas, commencing at 9:00 a.m., local time, on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the purchase and sale of the Purchased Assets (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as Buyer and the Seller Parties may mutually determine.

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1.4 Purchase Price.

(a) The purchase price for the Purchased Assets (the “Purchase Price”) is:

(i) (A) $6,000,000.00, plus (B) the actual cost of the Added Personal Property, plus (C) the actual cost of the Final Added Personal Property ( the “Cash Amount”); plus

(ii) (A) the amount of the accounts receivable actually collected by Buyer through the Collection Period as defined in Section 1.4(f) (the “Accounts Receivable Purchase Price”); plus (B) the value of the non-fuel Inventory , which shall be an amount equal to the lower of cost, using the cost method consistent with the Company's prior practice and excluding slow moving or obsolete items (after taking into account any applicable discounts), or market value of the non-fuel Inventory as set forth on the Inventory Summary described in Section 1.4(c); plus (C) the value of the fuel Inventory, which shall be an amount equal to the Laid-In Cost of the fuel Inventory (Laid-In Cost of the fuel Inventory is defined as the current rack price as of the Closing Date, plus government fees, taxes, and freight) as set forth on the Inventory Summary described in Section 1.4(c) ((B) and (C) together, the “Inventory Purchase Price”).

(b) Buyer will pay the Cash Amount to Seller at the Closing.

(c) At least two (2) business days prior to the Closing Date, Buyer and the Company shall jointly conduct a physical inspection of the inventory that will constitute Purchased Assets (the “Inventory”), using procedures for the conduct of physical inventories consistent with the Seller’s prior procedures and reasonably acceptable to Buyer, and a summary of such physical inspection shall be prepared which contains a description of each item of inventory and the quantity of such item on hand as of the Closing (the “Inventory Summary”). The Inventory Summary shall be approved by the Seller Parties and Buyer, which approval shall not be unreasonably withheld, conditioned or delayed. Once approved by the Seller Parties and Buyer, the Inventory Summary shall be conclusively binding on the Parties for all purposes under this Agreement.

(d) At least two (2) business days prior to the Closing Date, the Seller Parties will deliver to Buyer a certificate executed on behalf of Seller by the President or any Vice President of Seller, dated the date of its delivery, stating that there has been conducted under the supervision of such officer, a review of all relevant information and data then available and Seller’s good faith best estimate of the Accounts Receivable Purchase Price as of the Closing Date, based upon the most recent financial information available to the Seller Parties (the “Estimated Accounts Receivable Purchase Price”) and a list which shall include the names and addresses of all customers from whom the account receivables are owing, the invoice numbers and the respective amounts of each such invoice (the “Accounts Receivable List”).

(e) Buyer will pay to Seller an amount equal to fifty percent (50%) of the Estimated Accounts Receivable Purchase Price (the “Initial A/R Amount”) plus the Inventory Purchase Price within two (2) business days of the Closing Date.

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(f) With respect to the accounts receivable on the Accounts Receivable List, Buyer agrees to bill these amounts and make a reasonable effort in accordance with Buyer’s customary collection practices to collect these amounts for one hundred and twenty (120) days after Closing (the “Collection Period”). At the end of the Collection Period, Buyer will pay to Seller (i) an amount equal to the amount actually collected from the accounts on the Accounts Receivable List during the Collection Period, less the Initial A/R Amount, plus the remaining 50% of the Inventory Purchase Price. If Seller is not reasonably satisfied that Buyer’s collection efforts are sufficiently diligent to protect the reasonable value of the accounts on the Accounts Receivable List, Seller shall discuss its concerns and suggested resolutions with Buyer and, if not reasonably satisfied within ten (10) days thereafter, Seller may assume control of the collection of the particular account, provided that Seller will use reasonable efforts to avoid any adverse effect on any of Buyer’s ongoing relationships with its customers.

At the end of the Collection Period, if the remaining outstanding amount from the Accounts Receivable List (the “Remaining A/R”) is equal to or less than 5% of the Estimated Accounts Receivable Purchase Price (which amount shall include any amount collected by Seller under the above paragraph), then the rights under the Remaining A/R will remain with the Buyer and no further amount shall be payable to Seller for the accounts receivable. If the Remaining A/R is greater than 5% of the Estimated Accounts Receivable Purchase Price (which amount shall include any amount collected by Seller under the above paragraph), then, Seller shall have the right to cause Buyer to assign the rights to all of the Remaining A/R to the Seller, causing such rights to become the property of Seller (the “Transfer Right”).

If the Seller exercises its Transfer Right, Buyer shall agree to continue to bill the Remaining A/R amounts and make a reasonable effort to collect these amounts for the benefit of the Seller until December 31, 2006 (the “Collection Termination Date”). If the Seller exercises its Transfer Right, all amounts collected by Buyer on the Remaining A/R, shall be transmitted to Seller promptly after collection by Buyer. On the Collection Termination Date, Buyer will cease its collection efforts on behalf of Seller and Seller may use its own efforts to collect any Remaining A/R; provided that Seller will use reasonable efforts to avoid any adverse effect on any of Buyer’s ongoing relationships with its customers.

All Accounts Receivable amounts collected by Buyer hereunder shall be credited to the oldest balance first, except that amounts paid with indicated invoice(s) shall be applied to such invoice(s).

(g) Buyer and Seller will file IRS Form 8594, and all federal, state, local and foreign tax returns, in accordance with the purchase price allocation set forth in the Seller Disclosure Memorandum.

(h) UFE shall deliver the Unconditional Guaranty, in the form set forth on Exhibit A.

1.5 Earnest Money Deposit. Buyer shall deposit with Seller on the date hereof (the “Execution Date”) an earnest money deposit equal to $100,000.00 (the “Earnest Money Deposit”) on the date hereof. The Earnest Money Deposit shall be credited against the Cash Amount at the Closing. If Buyer terminates this Agreement in breach of Section 7.1 hereof or if Seller terminates this Agreement pursuant to Section 7.1, then Seller shall be entitled to retain the Earnest Money Deposit and shall have no further obligations to Buyer. If Buyer terminates this Agreement pursuant to Section 7.1 hereof, provided that Buyer is not in breach of this Agreement, then Seller shall be obligated to return the Earnest Money Deposit to Buyer within ten (10) days of such termination.

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1.6 Deliveries. On the date of Closing (the “Closing Date”),

(a) the applicable Seller Parties will deliver or cause to be delivered to Buyer (i) a bill of sale duly executed by Seller and in form and substance reasonably satisfactory to the Parties, (ii) an assignment and assumption agreement with respect to the Assumed Contracts duly executed by Seller and in form and substance reasonably satisfactory to the Parties (the “Assignment and Assumption Agreement”) (iii) a general warranty deed with respect to each of the Owned Real Properties (as defined in Section 3.17), duly executed by the applicable Seller Party and in a form and substance satisfactory to Buyer, (iv) one or more assignments, in recordable form, with respect to each of the leases of real estate described in Section 3.17, each duly executed by the applicable Seller Party and in a form and substance satisfactory to Buyer (v) such other bills of sale, certificates of title or origin and other instruments of transfer or conveyance as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the assignment and delivery of the Purchased Assets to Buyer, (vi) an officer’s certificate and a secretary’s certificate for each Seller Party that is an entity, each duly executed by the appropriate person and in form and substance reasonably satisfactory to Buyer, (vii) a lease for Seller’s Northgate facility at a monthly rate of $1,500 (the “Lease”), duly executed by Seller and in form substantially in the form set forth on Exhibit B and (vii) and the Transition Services Agreement, in the form set forth on Exhibit C executed by Seller.

(b) Buyer will deliver or cause to be delivered to Seller (i) the Cash Amount, (ii) the Assignment and Assumption Agreement duly executed by Buyer, (iii) an officer’s certificate and a secretary’s certificate for Buyer, each duly executed by the appropriate person and in form and substance reasonably satisfactory to Seller, (iv) the Lease, duly executed by Buyer, (v) the Unconditional Guaranty, executed by UFE, and (vi) the Transition Services Agreement, executed by Buyer.

ARTICLE 2
BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to the Seller Parties that the statements contained in this ARTICLE 2, except as set forth in the disclosure memorandum dated as of the date of this Agreement and delivered to Seller in connection with the execution hereof (the “Buyer Disclosure Memorandum”) are correct and complete on the Execution Date, and will be correct and complete as of the Closing Date (as though made then, with the Closing Date substituted for the Execution Date unless the context requires otherwise).

2.1 Organization of Buyer. Buyer (a) is an entity duly organized, validly existing and in good standing under the Laws of the State of Nevada, (b) is duly authorized to conduct its business and is in good standing under the Laws of each jurisdiction where such qualification is required, and (c) is not in breach or violation f, or default under, any provision of its organizational documents. Buyer has the requisite entity power and authority necessary to own or lease its properties and to carry on its businesses as currently conducted. There is no pending or (to Buyer’s Knowledge) threatened action, suit, arbitration, mediation, investigation or similar proceeding (an “Action”) for the dissolution, liquidation, insolvency or rehabilitation of Buyer. The term “Knowledge” as used in this Agreement, means the actual knowledge reasonably expected of a person as of the date hereof and the Closing Date based upon regular diligence of a reasonable person in such a position in the normal course of the person’s business. With respect to particular areas of interest, “Knowledge” will include the knowledge (as defined in the preceding sentence) of a Party’s officers and directors.

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2.2 Authority of Buyer; Enforceability. Buyer has the relevant entity power and authority necessary to execute and deliver each Transaction Document to which it is a party and to perform and consummate the Transactions. Buyer has taken all action necessary to authorize its execution and delivery of each Transaction Document to which Buyer is a party, the performance of its obligations thereunder and its consummation of the Transactions. Each Transaction Document to which Buyer is a party has been duly authorized, executed and delivered by Buyer and is enforceable against Buyer in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights of creditors and general principles of equity (an “Enforceability Exception”).

2.3 No Violation. The execution and the delivery by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation of the Transactions by Buyer will not (a) with or without notice or lapse of time, constitute or create a breach or violation of, or default under, any Law, Order, Contract or Permit to which Buyer is a party or by which it is bound or any provision of Buyer’s organizational documents as in effect on the Closing Date, (b) require any consent, approval, notification, waiver or other similar action (a “Consent”) under any Contract or organizational document to which Buyer is a party or by which it is bound or (c) require any Permit under any Law or Order, other than (i) required filings, if any, with the Securities and Exchange Commission and (ii) notifications or other filings with state or federal regulatory agencies after the Closing that are necessary or convenient and do not require approval of the agency as a condition to the validity of the Transactions.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLER PARTIES

Each Seller Party, jointly and severally, represents and warrants to Buyer, except as set forth in the Seller Disclosure Memorandum, that the statements contained in this ARTICLE 3 are correct and complete on the Execution Date, and will be correct and complete as of the Closing Date (as though made then, with the Closing Date substituted for the Execution Date unless the context requires otherwise).

3.1 Entity Status. With respect to each Seller Party that is an entity (a) it is duly created, formed or organized, validly existing and in good standing under the Laws of the jurisdiction of its creation, formation or organization, (b) it is duly authorized to conduct its business and is in good standing under the Laws of each jurisdiction where such qualification is required, (c) it has the requisite entity power and authority necessary to own or lease its properties and to carry on its businesses as currently conducted, (d) it is not in breach or violation of, or default under, any provision of its organizational documents and (e) there is no pending or (to any Seller Party’s Knowledge) threatened Action for its dissolution, liquidation, insolvency or rehabilitation. Buyer has been given correct and complete copies of Seller’s organizational documents, as amended to date.

3.2 Power and Authority; Enforceability. Each Seller Party that is an entity has the relevant entity power and authority, and each Seller Party that is an individual has the capacity and authority, necessary to execute and deliver each Transaction Document to which it is a party and to perform and consummate the Transactions. Each Seller Party has taken all action necessary to authorize the execution and delivery by such Seller Party of each Transaction Document to which it is a party, the performance of its respective obligations thereunder, and the consummation by such Seller Party of the Transactions. Each Transaction Document to which a Seller Party is a party has been duly authorized, executed and delivered by such Seller Party and is enforceable against such Seller Party in accordance with its terms, subject to an Enforceability Exception.

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3.3 No Violation. The execution and the delivery by each Seller Party of this Agreement and the other Transaction Documents to which such Seller Party is a party, the performance by each Seller Party of its obligations hereunder and thereunder, the consummation of the Transactions by each Seller Party will not (a) with or without notice or lapse of time, constitute or create a breach or violation of, or default under, any (i) law (statutory, common or otherwise), constitution, ordinance, rule, regulation, executive order or other similar authority (“Law”) enacted, adopted, promulgated or applied by any legislature, agency, bureau, branch, department, division, commission, court, tribunal or other similar recognized organization or body of any federal, state, county, municipal, local or foreign government or other similar recognized organization or body exercising similar powers or authority (a “Governmental Body”), (ii) order, ruling, decision, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Body or arbitrator (an “Order”), (iii) Contract or Permit to which, in the case of (i), (ii) or (iii), any Seller Party is a party or by which it is bound or to which any Purchased Asset or the Business is subject, or (iv) organizational document of any Seller Party as in effect on the Closing Date, (b) result in the imposition of any lien, claim or encumbrance (an “Encumbrance”) upon any Purchased Asset, other than Permitted Encumbrances (as defined in Section 3.8), (c) require any Permit or Consent under any Law, Order, Contract or organizational document to which any Seller Party is a party or by which any Seller Party is bound or to which any Purchased Asset or the Business is subject or (d) in any other way materially and adversely impair any Purchased Asset or the Business.

3.4 Financial Statements. Set forth in the Seller Disclosure Memorandum are the following financial statements (the “Financial Statements”) of Seller: (a) reviewed balance sheets and statements of income and cash flow as of and for the fiscal years ended December 31, 2002, 2003 and, 2004 (the “Reviewed Financial Statements”); and (b) unaudited, unreviewed balance sheet (the “Most Recent Balance Sheet”) and statements of income (the “Interim Financial Statements”), as of and for the ten months ended October 31, 2005 (the “Balance Sheet Date”). The Reviewed Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby, present fairly Seller’s financial condition as of such dates and Seller’s results of operations for such periods and are correct, complete and consistent with Seller’s books and records and the Interim Financial Statements have been prepared in accordance with reasonable accounting principles applied on a consistent basis throughout the periods covered thereby, present fairly Seller’s financial condition as of such dates and Seller’s results of operations for such periods, are consistent with Seller’s books and records, are subject to normal year-end adjustments (which will not be material, individually or in the aggregate), and lack footnotes and other presentation items. Seller is not now insolvent, nor will Seller be rendered insolvent by any of the Transactions. A person is “insolvent” for purposes of this Section when the sum of its liabilities and obligations is greater than a fair valuation of all of its property.

3.5 Subsequent Events. Since the Balance Sheet Date, Seller has operated in the ordinary course of business consistent with past custom and practice (including with respect to quantity, quality and frequency) (“Ordinary Course of Business”), and, from the Balance Sheet Date to the Closing Date, there have been no events, series of events, or the lack of occurrence thereof that, singularly or in the aggregate, could reasonably be expected to have a material adverse effect on the Business or Purchased Assets.

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3.6 No Undisclosed Liabilities. Except as disclosed herein or in the Seller Disclosure Memorandum and except as would otherwise be required to be disclosed in notes to financial statements prepared in accordance with GAAP rather than reflected as a liability on such financial statements, Seller does not have any liability or obligation (and there is no basis for any present or future Action or Order against Seller or the Purchased Assets giving rise to any liability or obligation), except for (a) liabilities reflected on the Most Recent Balance Sheet (rather than disclosed in any notes thereto) and not paid or discharged prior to Closing and (b) liabilities arising after the Balance Sheet Date in Seller’s Ordinary Course of Business which, individually or in the aggregate, are not material and are of the same character and nature as the liabilities and obligations reflected or reserved against on the Most Recent Balance Sheet (rather than disclosed in any notes thereto) and which do not (i) result from or relate to any tort or infringement or any breach, violation of or default under any Law, Order, Permit or Contract or (ii) arise out of any Action or Order. No Seller Party has any liability or obligation to pay any compensation to any broker, finder or agent with respect to the Transactions for which Buyer could become directly or indirectly responsible. The items herein or listed in the Seller Disclosure Memorandum relating to this Section 3.6 contain all liabilities or obligations which Seller believes would likely be required to be disclosed in notes to financial statements prepared in accordance with GAAP that are not reflected on the Most Recent Balance Sheet.

3.7 Legal Compliance. Seller has complied with all Laws and Orders, and no Action is pending or, to each Seller Party’s Knowledge, threatened against any of them alleging any failure to so comply. The Seller Disclosure Memorandum sets forth all material expenditures which are, or based on any current Law, Order or Permit will be, required of Buyer to own the Purchased Assets and operate the Purchased Assets and the Business in compliance in all material respects with all Laws, Orders and Permits at the time immediately following the Closing.

3.8 Availability, Title to and Condition of Purchased Assets. (a) the Purchased Assets constitute and include all the assets (except for Excluded Assets) necessary for the conduct of the Business as currently conducted, (b) there are no material assets used in or relied upon for the conduct of the Business other than the Purchased Assets, (c) at the Closing, Seller will have (and subject to Buyer’s own actions after the Closing, Buyer will have) good, marketable and indefeasible title to, or a valid leasehold interest in, all of the Purchased Assets, in each case free and clear of any Encumbrances other than (i) statutory, mechanics’ or other liens that were incurred in Seller’s Ordinary Course of Business, (ii) Encumbrances that are being contested in good faith and which are set forth in the Seller Disclosure Memorandum, (iii) liens for Taxes incurred but not yet due and (iv) Encumbrances set forth on Seller Disclosure Memorandum (collectively, “Permitted Encumbrances”) and (d) all tangible assets (except for Excluded Assets) included as part of the Purchased Assets, whether owned or leased, have been maintained in accordance with normal industry practice, are in good operating condition (subject to normal wear and tear) and are suitable for the purposes for which they are currently used.

3.9 Contracts. Each Contract that relates to the Business or any of the Purchased Assets is set forth in the Seller Disclosure Memorandum. Seller has delivered to Buyer a correct and complete copy of each written Assumed Contract (as amended to date) listed in the Seller Disclosure Memorandum and a written summary setting forth the terms and conditions of each oral Assumed Contract referred to in the Seller Disclosure Memorandum, if any. Each such Assumed Contract is enforceable and will continue to be enforceable on identical terms following the consummation of the Transactions. Neither Seller nor, to each Seller Party’s Knowledge, any of the counter-parties to any such Assumed Contract is or has been in (and no event has occurred that, with or without notice or lapse of time, would create or constitute a) breach or violation of, or default under, any of such Assumed Contract’s provisions. To Seller’s Knowledge, no party to such Assumed Contract has repudiated any provision of the Assumed Contract. The Contracts listed in the Seller Disclosure Memorandum denote each such Contract to which any Seller Party or any of its Affiliates is a party (excluding Seller). Except as noted in the Seller Disclosure Memorandum, each of the Assumed Contracts is assignable by Seller without any other person’s Consent.“Affiliate” with respect to a specified person means any other person who, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the specified person.

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3.10 Litigation. The Seller Disclosure Memorandum sets forth each instance in which any Seller Party (a) is subject to any outstanding Order or (b) is a party, the subject of or, to each Seller Party’s Knowledge, is threatened to be made a party to or the subject of any Action. No Order or Action required to be set forth in the Seller Disclosure Memorandum questions the enforceability of a Transaction Document or the Transactions, or could result in any material adverse effect on the Business or Purchased Assets, and no Seller Party has Knowledge of any basis for any such Action.

3.11 Environmental, Health and Safety Matters. (a) Seller is in compliance in all material respects with all Environmental, Health and Safety Requirements in connection with owning, using, maintaining or operating its business, operations or assets; (b) each location at which Seller operates, or has operated, the Business or the Purchased Assets is in compliance in all material respects with all Environmental, Health and Safety Requirements; and (c) there are no pending or, to Seller Parties’ Knowledge, threatened allegations by any person that any of Seller’s properties or assets are not, or that the Business has not been, conducted in compliance with all Environmental, Health and Safety Requirements. As used in this Agreement, “Environmental, Health and Safety Requirements” means all Laws, Orders, Permits, Contracts and programs concerning or relating to public health and safety, worker/occupational health and safety and pollution or protection of the environment, including those relating in any way to noises, radiation or chemicals, toxic or hazardous materials, substances or wastes, each as amended and as now in effect, as applicable to the Business or the Purchased Assets.

3.12 Employee Benefits. The Seller Disclosure Memorandum lists each non-qualified deferred compensation plan, qualified defined contribution retirement plan, qualified defined benefit retirement plan or other material fringe benefit plan or program that any Seller Party maintains or to which any Seller Party contributes. With respect to any employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), which is subject to ERISA and which is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to, within six years prior to the Closing Date, by any Seller Party or any person deemed to be affiliated or aggregated with any Seller Party under Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986 (the “Code”) or Section 4001(a)(14) of ERISA, (a) no unsatisfied withdrawal liability or obligation, within the meaning of Section 4201 of ERISA, has been incurred, (b) no unsatisfied liability or obligation to the Pension Benefit Guaranty Corporation has been incurred by any Seller Party or any ERISA Affiliate, (c) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred and (d) all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code have been or will be timely made. With respect to any kind of employee benefit plan, in all material respects, such plan has been funded and maintained in compliance with all Laws applicable thereto and the requirements of such plan’s governing documents.

3.13 Intellectual Property. Seller owns, or possesses adequate rights to use, all Intellectual Property used in the Business. No Permit is required for the assignment of all interests in the Intellectual Property used in the Business to Buyer as part of the Transactions. Seller’s use of the Intellectual Property in the Business does not, and Buyer’s use of such Intellectual Property after Closing will not, infringe upon any rights any other person owns or holds. As used in this Agreement, “Intellectual Property” means any rights, licenses, charges, Encumbrances, equities and other claims that any person may have to claim ownership, authorship or invention of, to use, to object to or prevent the modification of or to withdraw from circulation or control the publication or distribution of, any: (a) copyrights in both published works and unpublished works, (b) fictitious business names, trading names, corporate names, registered and unregistered trademarks, service marks and applications, (c) any (i) patents and patent applications and (ii) business methods, inventions and discoveries that may be patentable, (d) computer software or middleware and (e) know-how, trade secrets, confidential information, customer lists, software (source code and object code), technical information, data, process technology, plans, drawings and blue prints.

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3.14 Taxes. Seller is not subject to any liability or obligation for any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, occupation, customs, ad valorem, duties, franchise, withholding, social security, unemployment, real property, personal property, sales, use, transfer, registration, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not (“Taxes”), including Taxes relating to prior periods, other than those reflected or reserved against on the Most Recent Balance Sheet (rather than disclosed in any notes thereto) or those incurred since the Balance Sheet Date in Seller’s Ordinary Course of Business. Seller has duly filed when due all Tax reports and returns in connection with and in respect of its business, assets and employees, and has timely paid and discharged all amounts shown as due thereon. Seller has made available to Buyer accurate and complete copies of all of its Tax reports and returns since 2002, except those periods for which returns are not yet due. Seller has not received any notice of any Tax deficiency outstanding, proposed or assessed against or allocable to it, and has not executed any waiver of any statute of limitations on the assessment or collection of any Tax or executed or filed with any Governmental Body any Contract now in effect extending the period for assessment or collection of any Taxes against it. Except for Permitted Encumbrances, there are no Encumbrances for Taxes upon, or pending or threatened against, any Purchased Asset. Seller is not subject to any Tax allocation or sharing Contract. Seller (i) has not been a member of an “affiliated group” filing a consolidated federal income Tax return and (ii) has no liability or obligation for the Taxes of any other person under the Code or any regulations promulgated thereunder, as a transferee or successor, by Contract, or otherwise.
3.15 Inventory. Seller’s inventory, whether reflected on the Financial Statements or not, consists of raw materials and supplies, manufactured and processed parts, goods-in-process and finished goods, all of which is saleable in the ordinary course of the Business and, except as has been written down on the Most Recent Balance Sheet (rather than disclosed in the notes thereto), none of which is slow-moving, obsolete, damaged or defective. There has been no change in inventory valuation standards or methods with respect to the inventory in the prior three (3) years. The quantities of any kind of inventory are reasonable in the current circumstances of the Business. Seller does not hold any items of inventory on consignment from other persons, and no other person holds any items of inventory on consignment from Seller.

3.16 Receivables. All of Seller’s receivables, including all Contracts in transit, manufacturers warranty receivables, notes receivable, accounts receivable, trade account receivables, and insurance proceeds receivable (“Receivables”) are enforceable, represent bona fide transactions, arose in Seller’s Ordinary Course of Business and are properly reflected on Seller’s books and records. All of the Receivables are good and collectible receivables, are current and will be collected in accordance with past practice and collection experience and the terms of such Receivables (and in any event within six (6) months following the Closing Date) without any set off or counterclaims. No customer or supplier of Seller is entitled to any payment terms other than terms in Seller’s Ordinary Course of Business.

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3.17 Real Property. The Seller Disclosure Memorandum lists all real property Seller owns that is used in or relates to the Business and which will constitute Purchased Assets (the “Owned Real Property”). Seller has good, marketable, and indefeasible title to the Owned Real Property, subject to no Encumbrance other than Permitted Encumbrances. The Seller Disclosure Memorandum contains accurate and complete copies of all title reports and title policies Seller has obtained with respect to Owned Real Property. The Seller Disclosure Memorandum also contains an accurate and complete list of all Assumed Contracts in respect of real property (including leases) that Seller leases and that is used in or that relates to the Business, accurate and complete copies of which have been delivered to Buyer. All of such Contracts included in the Seller Disclosure Memorandum are enforceable against the parties thereto and their successors. All buildings, plants and structures owned or used by Seller and which are used in or relate to the Business lie wholly within the boundaries of the real property owned or leased by Seller and do not encroach upon any other person’s property.

3.18 Accuracy of Information Furnished. No representation, statement or information contained in this Agreement, any of the Transaction Documents or any Contract or other document made available or furnished to Buyer or its representatives by any Seller Party contains any untrue statement of a material fact or omits any material fact necessary to make the information contained therein not misleading. All projections and estimates that have been provided to Buyer were, at the time of creation, reasonably made in good faith based on reasonable assumptions, given the circumstances at the time such assumptions were made.

3.19 Disclaimer of Further Warranties. Except as and to the extent set forth in Article III and any certificate or schedule delivered pursuant to this Agreement, none of the Seller Parties makes any representations or warranties, and disclaims all liability and responsibility for any representation, warranty, statement or information made or communicated (orally or in writing) (including, but not limited to, any opinion, information projection or advice that may have been provided by an officer, director, employee, agent, consultant or representative of the Party or any Affiliate thereof). WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT THE SELLER PARTIES MAKE NO REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO (A) THE MAINTENANCE, REPAIR, CONDITION, DESIGN, WORKMANSHIP, SUITABILITY, UTILITY OR MARKETABILITY OF THE ASSETS OR ANY PORTION THEREOF OR PROPERTY THEREON OR THE ABSENCE OF ANY DEFECTS THEREIN, OR (B) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO THE BUYER OR ITS AGENTS, CONSULTANTS OR REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATED THERETO, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. The Buyer acknowledges and affirms that it has had the opportunity to complete its own independent investigation, analysis, and evaluation of the Assets, that it has been afforded the opportunity to inspect the Assets, that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby it has relied on its own independent investigation, analysis, and evaluation of the Assets and on the express representations and warranties by the Seller Parties made in Article III and any certificate or schedule delivered pursuant to this Agreement as a basis for entering into this Agreement, and that it has made all such reviews and inspections as of the foregoing as it has deemed necessary or appropriate.

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ARTICLE 4
COVENANTS

4.1 General. If any time after the Closing any further action is necessary or desirable to carry out this Agreement’s purposes, each Party will take such further action (including executing and delivering any further instruments and documents, obtaining any Permits and Consents and providing any reasonably requested information) as any other Party may reasonably request, all at the requesting Party’s sole cost and expense (unless the requesting Party is entitled to indemnification therefor under ARTICLE 6).

4.2 Full Access. Each Seller Party will permit representatives of Buyer (including financing providers) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Seller, to all premises, properties, personnel, books, records, Assumed Contracts, and documents pertaining to Seller and will furnish copies of all such books, records, Contracts and documents and all financial, operating and other data, and other information as Buyer may reasonably request; provided, however, that no investigation pursuant to this Section 4.2 will affect any representations or warranties made herein or the conditions to the Parties’ obligations to consummate the Transactions.

4.3 Confidentiality. Each Seller Party will, and will cause each of its respective Affiliates, directors, officers, employees, agents, representatives and similarly situated persons to (a) treat and hold as confidential, and not use or disclose, all of the information concerning the Business, the Purchased Assets, the negotiation or existence and terms of this Agreement and the business affairs of Buyer (“Confidential Information”), except for (i) disclosures to the person’s professional advisors, the actions for which the disclosing person will be responsible and (ii) disclosures required for such person to perform obligations it may have under this Agreement, and (b) deliver promptly to Buyer or destroy, at Buyer’s request and option, all tangible embodiments (and all copies) of the Confidential Information which are in such person’s possession. If any person subject to these confidentiality provisions is ever requested or required (by oral question or request for information or documents in any Action) to disclose any Confidential Information, the relevant Seller Party will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective Order or waive compliance with this Section 4.3. Notwithstanding any contrary provision of this Agreement, any Party (and its respective employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials of any kind (including opinions or other tax analyses) that are provided to such Party relating to such tax treatment and tax structure.

4.4 Restrictive Covenants. To assure that Buyer will realize the benefits of the Transactions, so long as Buyer is not in material default hereunder, each Seller Party agrees that it will not, and will ensure that each of its Affiliates does not:

(a) From the Closing Date until five (5) years after the Closing Date (the “Non-Compete Termination Date”), directly or indirectly, alone or as a partner, joint venturer, officer, director, member, employee, consultant, agent or independent contractor of, or lender to, any person or business, engage in activities similar to or competitive with the Business anywhere within a five-hundred (500) mile radius of Seller’s current facilities in Carlsbad, New Mexico; provided, however, that the passive ownership of less than one percent (1%) of the ownership interests of an entity having a class of securities that is traded on a national securities exchange or over-the-counter market is not a violation of this Section 4.4(a).

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(b) From the Closing Date until the Non-Compete Termination Date, directly or indirectly (i) solicit any customers of Buyer or any of its Affiliates for the benefit of any business in competition with the business of Buyer or any of its Affiliates or (ii) request, advise or induce any person who is a customer, employee, contractor, vendor or lessor of Buyer or any of its Affiliates to withdraw, curtail or cancel, or engage in any other activity that could adversely affect, the relationship such person has with Buyer or its Affiliate.

(c) From the Closing Date until the Non-Compete Termination Date, directly or indirectly, for itself or on behalf of another, solicit for employment or engagement as an independent contractor, or for any other similar purpose, any person who was in the six-month period preceding the solicitation, or is at the time of the solicitation, an employee or independent contractor of Buyer or any of Buyer’s Affiliates.

Each Seller Party acknowledges that the restrictions in this Section 4.4 are reasonable in scope and duration and are necessary to protect Buyer after the Closing. The Seller Parties acknowledge that a Seller Party’s breach of this Section 4.4 will cause irreparable damage to Buyer, and upon breach of any provision of this Section 4.4, Buyer will be entitled to injunctive relief, specific performance or other equitable relief without bond or other security; provided, however, that the foregoing remedies will in no way limit any other remedies Buyer may have. Buyer hereby acknowledges and agrees that this Section 4.4 will not prohibit the Seller from leasing its Eunice facility or, following the termination of the Lease, its Northgate facility, to an unrelated third party.

4.5 Change in Corporate Name; Use of Names; Inquiry Referrals. Each Seller Party will take all such action as may be required, if applicable, to change Seller’s name, as promptly as practicable after the Closing, to one that is (i) distinctly different in sound and appearance from “Queen Oil & Gas Company” and (ii) reasonably acceptable to Buyer. After the Closing, no Seller Party will or will permit any of its Affiliates to (a) take any action to interfere with Buyer’s exclusive use of the name “Queen Oil & Gas Company” in connection with the conduct and operation of the Business or (b) use the name “Queen Oil & Gas Company” in connection with the conduct of a business that competes or may in the future compete with the Business. After the Closing, each Seller Party will, and will cause its Affiliates to, refer to Buyer all customer, supplier and other inquiries relating to the Business or the Purchased Assets.

4.6 Privilege Rights. The Parties agree that, after the Closing, Buyer will be exclusively entitled to assert or waive rights with respect to any privileges to information that any Party may assert under Law relating to the Business, the Purchased Assets or the Assumed Contracts, including in any Action related to the foregoing or any other Action in which Buyer or its assets are a party. Privileged information includes privileges arising under or relating to the attorney-client relationship, the accountant-client privilege and privileges relating to internal evaluative processes.

4.7 Actions Prior to Closing. The Parties agree as follows with respect to the period between the Execution Date and the earlier of the Closing and the Termination Date:

(a) General. Each Party will use its best efforts to take all action and do all things necessary, proper or advisable to satisfy (but not waive) all conditions to Closing and consummate the purchase and sale of the Purchased Assets upon the terms set forth in this Agreement. Each Seller Party will use its commercially reasonable efforts to preserve and to keep intact the Business, the Purchased Assets, the services of the present employees of Seller (including its officers) and the goodwill of the customers, suppliers, creditors and others having business relations with Seller. Each Seller Party will permit Buyer and its representatives full access at all reasonable times to the premises, properties, personnel, books, records, Contracts and documents pertaining to the Business and the Purchased Assets. Each Party will give the other Parties notice of any development occurring or existing after the Execution Date that causes or reasonably could be expected to cause a breach of any of the representations or warranties of such Party in this Agreement.

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(b) Operation of the Business. With respect to Seller, the Business or the Purchased Assets, no Seller Party will directly or indirectly permit or cause to occur (or agree to permit or cause to occur) any of the following: (i) a sale, lease or other disposition of assets outside Seller’s Ordinary Course of Business; (ii) creation of any Contract or Encumbrance outside Seller’s Ordinary Course of Business or any Contract with any director, officer or Affiliate of any Seller Party; (iii) an expenditure outside Seller’s Ordinary Course of Business; (iv) a capital investment in, or loan to, or an acquisition of the securities or assets of, any other person; (v) an issuance of any debt or creation, assumption or guarantee of any liability, outside Seller’s Ordinary Course of Business; (vi) a change in the manner in which accounts payable or other liabilities are paid or in which Receivables are collected; (vii) a change in the employment terms for, or in the compensation of, any employee, director, officer or Affiliate of Seller, except as required pursuant to a written Contract existing on the Execution Date; (viii) an amendment, modification or termination of any Contract to which Seller is a party or to which the Business or any of the Purchased Assets are subject; or (ix) any other occurrence, event, incident, action, failure to act or transaction outside Seller’s Ordinary Course of Business.

4.8 Taxes. Any sales Tax, use Tax, real property transfer or gains Tax, documentary stamp Tax, or similar Tax attributable to the sale or transfer of the Purchased Assets will be paid by the Seller Parties. Buyer agrees to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or make a report with respect to, such Taxes.

ARTICLE 5
CONDITIONS TO CLOSING

5.1 Conditions Precedent to Buyer’s Obligations. Buyer’s obligation to consummate the Transactions is subject to the satisfaction of each of the following conditions: (i) each representation and warranty by each Seller Party must have been accurate and complete in all material respects on the Execution Date (except with respect to any provisions including the word “material” or words of similar import and except, with respect to materiality as determined under GAAP in the representations in Section 3.4 of this Agreement related to the Financial Statements, with respect to which such representations and warranties were accurate and complete) and must be accurate and complete on the Closing Date (except with respect to any provisions including the word “material” or words of similar import and except, with respect to materiality as determined under GAAP in the representations in Section 3.4 of this Agreement related to the Financial Statements, with respect to which such representations and warranties were accurate and complete) as though made then, with the Closing Date substituted for the Execution Date unless the context requires otherwise; (ii) each Seller Party must have performed and complied with all of its covenants to be performed or complied with at or prior to Closing in all material respects (except with respect to any provisions including the word “material” or words of similar import, with respect to which such covenants were accurate and complete); (iii) since the Execution Date, there must have been no event, series of events or the lack of occurrence thereof which, singularly or in the aggregate, could reasonably be expected to have a material adverse effect on the Business or Purchased Assets; (iv) there must not be issued and in effect any Order restraining or prohibiting the Transactions or any pending or threatened Action by or before any Governmental Body or arbitrator which seeks to restrain, prohibit, invalidate or collect Damages arising out of the Transactions, or which, in Buyer’s reasonable judgment, makes it inadvisable to proceed with the Transactions; (v) the Seller Parties and Buyer must have received all Permits and Consents necessary or advisable to consummate the Transactions; and (vi) Seller and Buyer must have received releases of all Encumbrances on the Purchased Assets other than Permitted Encumbrances.

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5.2 Conditions Precedent to Seller’s Obligations. Seller’s obligation to consummate the transactions contemplated to occur at Closing is subject to the satisfaction of each of the following conditions: (i) each representation and warranty by Buyer must have been accurate and complete in all material respects on the Execution Date (except with respect to any provisions including the word “material” or words of similar import, with respect to which such representations and warranties were accurate and complete) and must be accurate and complete on the Closing Date (except with respect to any provisions including the word “material” or words of similar import, with respect to which such representations and warranties were accurate and complete) as though made then, with the Closing Date substituted for the Execution Date unless the context requires otherwise; (ii) Buyer must have performed and complied with all of its covenants to be performed or complied with at or prior to Closing in all material respects (except with respect to any provisions including the word “material” or words of similar import, with respect to which such covenants were accurate and complete); (iii) there must not be issued and in effect any Order restraining or prohibiting the Transactions; and (iv) there must not be issued and in effect any Order restraining or prohibiting the Transactions or any pending or threatened Action by or before any Governmental Body or arbitrator which seeks to restrain, prohibit, invalidate or collect Damages arising out of the Transactions, or which, in seller’s reasonable judgment, makes it inadvisable to proceed with the Transactions.

ARTICLE 6
INDEMNIFICATION

6.1 Survival of Representations, Warranties and Covenants. Each representation and warranty of the Parties contained herein and any certificate related to such representations and warranties will survive the Closing and continue in full force and effect for twenty-four (24) months thereafter, except (i) the representations and warranties set forth in Sections 3.11, 3.12 and 3.14, which will survive the Closing and continue in full force and effect until the applicable statute of limitations expires (or for fifteen (15) years if there is no applicable statute of limitations) and (ii) the representations and warranties set forth in Sections 2.1, 2.2, 3.1 and 3.2, which will survive the Closing and will continue in full force and effect forever. Each covenant and obligation in this Agreement and any certificate or document delivered pursuant to this Agreement will survive the Closing forever. Unless expressly waived pursuant to this Agreement, no representation, warranty, covenant, right or remedy available to any person in connection with the Transactions will be deemed waived by any action or inaction of that person (including consummation of the Transactions, any inspection or investigation, or the awareness of any fact or matter) at any time, whether before, on or after the Closing.

6.2 Indemnification Provisions for Buyer’s Benefit. The Seller Parties, jointly and severally, will indemnify and hold Buyer and its Affiliates, and their respective officers, directors, managers, employees, agents, representatives, controlling persons, stockholders and similarly situated persons, harmless from and pay any and all Damages directly or indirectly resulting from, relating to, arising out of or attributable to any of the following: (a) any breach of any representation or warranty any Seller Party has made in this Agreement; (b) any breach, violation or default by any Seller Party of any obligation of such Seller Party in this Agreement; (c) the operation and ownership of, or conditions first occurring with respect to, the Business or the Purchased Assets prior to 11:59 p.m. on the Closing Date; and (d) the Excluded Assets or Excluded Liabilities. “Damages” means all losses (including diminution in value), damages and other costs and expenses of any kind or nature whatsoever, whether known or unknown, contingent or vested, matured or unmatured, and whether or not resulting from third-party claims, including costs (including reasonable fees and expenses of attorneys, other professional advisors and expert witnesses and the allocable portion of the relevant person’s internal costs) of investigation, preparation and litigation in connection with any Action or threatened Action. Buyer will have the option of setting off all or any part of any Damages Buyer suffers by notifying Seller Parties that Buyer is reducing the amounts owed to Seller for the Accounts Receivable/Inventory Amount by the amount of such Damages. Buyer’s exercise, if in good faith, of its set-off rights will not constitute a breach under this Agreement. In the event that a Seller Party provides written objection to such set-off within ten (10) days of receiving the notice of set-off, then Buyer agrees to put such set-off amount into escrow until a judicial determination is made in regard to the Damages or until the parties otherwise come to agreement on the set-off amount.

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6.3 Indemnification Provisions for Seller Parties’ Benefit. Buyer will indemnify and hold each Seller Party and its Affiliates, and their respective officers, directors, managers, employees, agents, representatives, controlling persons, stockholders and similarly situated persons, harmless from and pay any and all Damages directly or indirectly, resulting from, relating to, arising out of or attributable to any of the following: (a) any breach of any representation or warranty Buyer has made in this Agreement; (b) any breach, violation or default by Buyer of any obligation of Buyer in this Agreement; (c) the operation and ownership of, or conditions first occurring with respect to, the Business or the Purchased Assets after 11:59 p.m. on the Closing Date; and (c) except as contemplated by Section 6.2, any breach by Buyer of the Assumed Contracts after the Closing Date.

6.4 Indemnification Claim Procedures. If any Action is commenced or threatened that may give rise to a claim for indemnification (an “Indemnification Claim”) by any person entitled to indemnification under this Agreement (each, an “Indemnified Party”) against any person obligated to indemnify an Indemnified Party (an “Indemnitor”), then such Indemnified Party will promptly give notice to the Indemnitor. Failure to notify the Indemnitor will not relieve the Indemnitor of any liability that it may have to the Indemnified Party, except to the extent the defense of such Action is materially and irrevocably prejudiced by the Indemnified Party’s failure to give such notice. An Indemnitor may elect at any time to assume and thereafter conduct the defense of the Indemnification Claim with counsel of the Indemnitor’s choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnitor will not approve of the entry of any judgment or enter into any settlement with respect to the Indemnification Claim without the Indemnified Party’s prior written approval (which must not be withheld unreasonably). Until an Indemnitor assumes the defense of the Indemnification Claim, the Indemnified Party may defend against the Indemnification Claim in any manner the Indemnified Party reasonably deems appropriate. If the Indemnified Party gives an Indemnitor notice of an Indemnification Claim and the Indemnitor does not, within ten (10) days after such notice is given, give notice to the Indemnified Party of its election to assume the defense of such Indemnification Claim and thereafter promptly assume such defense, then the Indemnitor will be bound by any judicial determination made with respect to such Indemnification Claim or any compromise or settlement of such Indemnification Claim effected by the Indemnified Party.

6.5 Limitations on Indemnification Liability. Any claims an Indemnified Party makes under this ARTICLE 6 will be limited as follows:

(a) Ceiling. The aggregate liability for money Damages of Buyer, on the one hand, and the Seller Parties, on the other, under this Agreement related to breaches of the representations, warranties and covenants herein will not exceed an amount equal to $3,000,000.00; provided, however, that the limitation contemplated hereby will not be applicable with respect to (i) breaches of Sections 2.1, 2.2, 3.1, 3.2, 3.11, 3.12, 3.13 or 3.14 or ARTICLE 4, (ii) instances of fraud, (iii) Damages Buyer may incur with respect to Excluded Assets or liabilities retained by Seller or (iv) Damages the Seller Parties may incur with respect to breaches of Assumed Contracts by Buyer after the Closing Date.

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(b) Basket/Threshold. Buyer, on the one hand, and the Seller Parties on the other, will have no liability for money Damages related to breaches of the representations and warranties in ARTICLE 2 (with respect to Buyer) or ARTICLE 3 (with respect to the Seller Parties), unless and until the aggregate Damages related thereto exceed $50,000.

6.6 Negligence of Another Person. ANY PARTY’S LIABILITY UNDER THIS AGREEMENT WILL NOT BE NEGATED BY ANY OTHER PERSON’S ALLEGED OR PROVEN SOLE, JOINT OR CONTRIBUTORY NEGLIGENCE.

ARTICLE 7
TERMINATION
7.1 Termination of Agreement.

(a) Buyer and Seller may terminate this Agreement as to all Parties by mutual written consent at any time prior to Closing. Either Buyer or Seller may terminate all provisions of this Agreement as to all Parties, except for this Section 7.1 and ARTICLE 8, by giving written notice if the Closing has not occurred prior to February 28, 2006 (the “Termination Date”), provided, however, that the Party delivering such notice (or in the case of a delivery by Seller, any Seller Party) must not have caused such failure to close. Buyer may terminate all provisions of this Agreement as to all Parties, except for this Section 7.1 and ARTICLE 8, by giving written notice to Seller any time prior to Closing if any Seller Party has breached in any material respect any representation, warranty or covenant contained in this Agreement. The Termination Date may be automatically extended by the Buyer for any reason for no more than fifteen (15) days from the Termination Date or, if a consent to an assignment required to be delivered by a Seller Party hereunder remains outstanding as of such Termination Date, until such date as the assignment is consented to.

(b) Buyer may terminate all the provisions of this Agreement as to all Parties, except for this Section 7.1 and ARTICLE 8, by giving written notice to Seller on or before the Termination Date if Buyer is not reasonably satisfied in its sole discretion with the results of, and its due diligence investigations with respect to, the operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits or condition (financial or otherwise) of the Business and the Purchased Assets.

(c) Seller may terminate all provisions of this Agreement as to all Parties, except for this Section and ARTICLE 8, by giving written notice to Buyer any time prior to Closing if Buyer has breached in any material respect any representation, warrant or covenant contained in this Agreement.

Any termination of this Agreement under this Section 7.1 (except as permitted in the first sentence of Section 7.1(a)) will not extinguish or impair the rights of a non-breaching Party to pursue all legal remedies available to it, and no election of remedies will be deemed to have been made.

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ARTICLE 8
MISCELLANEOUS

8.1 Entire Agreement. This Agreement, together with the other Transaction Documents and all schedules, exhibits, annexes or other attachments hereto or thereto, and the certificates, documents, instruments and writings that are delivered pursuant hereto or thereto, constitutes the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof. Except as provided in ARTICLE 6, there are no third party beneficiaries having rights under or with respect to this Agreement.

8.2 Assignment; Binding Effect. No Party other than Buyer may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties. All of the terms, agreements, covenants, representations, warranties and conditions of this Agreement are binding upon, inure to the benefit of and are enforceable by, the Parties and their respective successors and permitted assigns.

8.3 Joint and Several Obligations. Notwithstanding anything to the contrary in this Agreement, the covenants and obligations of, and the representations and warranties made by or attributable to, any Seller Party pursuant to this Agreement will be deemed to be made by and attributable to each Seller Party, jointly and severally, and Buyer will have the right to pursue remedies against any one or more Seller Parties without any obligation to give notice to or to pursue all Seller Parties, or to give notice to or pursue any individual Seller Party, before pursuing any other Seller Party.

8.4 Notices. All notices, requests and other communications provided for or permitted to be given under this Agreement must be in writing and must be given by personal delivery, by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, or by facsimile transmission, to the intended recipient at the address set forth for the recipient on the signature page (or to such other address as any Party may give in a notice given in accordance with the provisions hereof). All notices, requests or other communications will be effective and deemed given only as follows: (i) if given by personal delivery, upon such personal delivery, (ii) if sent by certified or registered mail, on the fifth business day after being deposited in the United States mail, (iii) if sent for next day delivery by overnight delivery service, on the date of delivery as confirmed by written confirmation of delivery or (iv) if sent by facsimile, upon the transmitter’s confirmation of receipt of such facsimile transmission, except that if such confirmation is received after 5:00 p.m. (in the recipient’s time zone) on a business day, or is received on a day that is not a business day, then such notice, request or communication will not be deemed effective or given until the next succeeding business day. Notices, requests and other communications sent in any other manner, including by electronic mail, will not be effective.

8.5 Specific Performance; Remedies. Each Party acknowledges and agrees that the other Parties would be damaged irreparably if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the Parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its provisions in any action or proceeding instituted in any state or federal court sitting in Midland, Texas having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity. Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations or remedies otherwise available at law or in equity. Nothing herein will be considered an election of remedies.

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8.6 Headings. The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

8.7 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice of law principles.

8.8 Amendment; Extensions; Waivers. No amendment, modification, waiver, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same is in writing and signed by Buyer, Seller and Stockholders holding at least a majority of the capital stock of Seller on the Closing Date. Each waiver of a right hereunder does not extend beyond the specific event or circumstance giving rise to the right. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence. Neither the failure nor any delay on the part of any Party to exercise any right or remedy under this Agreement will operate as a waiver thereof, nor does any single or partial exercise of any right or remedy preclude any other or further exercise of the same or of any other right or remedy.

8.9 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided, however, that if any provision of this Agreement, as applied to any Party or to any circumstance, is judicially determined not to be enforceable in accordance with its terms, the Parties agree that the court judicially making such determination may modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its modified form, such provision will then be enforceable and will be enforced.

8.10 Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the Transactions, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants.

8.11 Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. This Agreement will become effective when one or more counterparts have been signed by each Party and delivered to the other Parties.

8.12 Construction. This Agreement has been freely and fairly negotiated among the Parties. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any law will be deemed also to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” The word “person” includes individuals, entities and Governmental Bodies. Pronouns in masculine, feminine and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The Parties intend that each representation, warranty and covenant contained herein will have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached will not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant. Time is of the essence in the performance of this Agreement.

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8.13 Publicity. Except as required by law, none of Buyer or any Seller Party, nor any of their respective Representatives or Affiliates shall issue any press release or make any public statement regarding this Agreement and the Transactions contemplated hereby, without prior written approval of the other Parties; provided, however, that in the case of announcements, statements, acknowledgments or revelations which any party hereto is required by law to make, issue or release, the making, issuing or releasing of any such announcement, statement, acknowledgment or revelation by the party so required to do so by law shall not constitute a breach of this Agreement if such party shall have given, to the extent reasonably possible, not less than two (2) business days prior notice to the other party, and shall have attempted, to the extent reasonably possible, to clear such announcement, statement, acknowledgment or revelation with the other Party. Each Party hereto agrees that it will not unreasonably withhold any such consent or clearance. Buyer may, without the consent of any Seller Party, issue or make an appropriate press release or public announcement after the Closing.

8.14 Disclosure Memorandums. The disclosures in the Seller Disclosure Memorandum and the Buyer Disclosure Memorandum, and those in any supplement thereto, relate only to the representations and warranties in the section or paragraph of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. If there is any inconsistency between the statements in the body of this Agreement and those in the Disclosure Memorandum (other than an exception expressly set forth in the particular Disclosure Memorandum with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control. Nothing in a Disclosure Memorandum will be deemed adequate to disclose an exception to a representation or warranty made herein, unless the disclosure in the Disclosure Memorandum identifies the exception with reasonable particularity.

[SIGNATURE PAGES FOLLOW]

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[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date stated in the introductory paragraph of this Agreement.

BUYER: EDDINS-WALCHER COMPANY

By:	/s/ Chuck McArthur

Name:	Chuck McArthur

Title:	President and Chief Executive Officer

Address:	405 N. Marienfeld, 3rd Floor Midland, Texas 79701

SELLER: QUEEN OIL & GAS COMPANY

By:	/s/ Dorothy W. Queen

Name:	Dorothy W. Queen

Title:	President

Address:	402 E. Wood Street Carlsbad, New Mexico 88220

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UNITED FUEL & ENERGY CORPORATION (solely for the purpose set forth in Section 1.4(h))

By:	/s/ Chuck McArthur

Name:	Chuck McArthur

Title:	President and Chief Executive Officer

Address:	405 N. Marienfeld, 3rd Floor Midland, Texas 79701

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[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date stated in the introductory paragraph of this Agreement.

STOCKHOLDERS:
/s/ Dorothy W. Queen
Dorothy W. Queen, individually and in her capacity as Co-Trustee of the Billie M. Queen Testamentary Trust

/s/ Paul D. Queen
Paul D. Queen, individually and in his capacity as Co-Trustee of the Billie M. Queen Testamentary Trust